Exhibit 99.1

CapLease Announces Fourth Quarter and Full Year 2008 Results

NEW YORK--(BUSINESS WIRE)--February 26, 2009--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the fourth quarter and full year ended December 31, 2008.

Full Year and Fourth Quarter 2008 Highlights:

  Full Year Revenues Increased 7%, to $185.1 Million
  Full Year Funds from Operations1 of $0.64 Per Share, or $1.10 Per Share Before Net Non-Recurring Charges of $0.46 Per Share
  Refinanced Warehouse Assets for Up to Three Years Through New $250 Million Term Financing Facility
  Retired $64 Million of Debt During 2008, Including $44 Million to Our Term Facility Lender
  Agreed to Repurchase $8.74 Million of Convertible Senior Notes at a 62.6% Discount, and a Yield to Maturity in Excess of 40%

1 Funds from operations, or FFO, is a non-GAAP financial measure. For a reconciliation of FFO to net income, the most directly comparable GAAP measure, see the schedules attached to this press release.

Full Year 2008 Results:

For the year ended December 31, 2008, the Company’s total revenues increased 7% to $185.1 million, compared to $172.6 million in 2007. Net loss to common stockholders for 2008 was $(24.6) million, or $(0.54) per share, compared to net loss of $(5.1) million, or $(0.13) per share in 2007. Funds from operations (FFO) for 2008 was $29.3 million, or $0.64 per share, compared to $42.4 million, or $1.03 per share, in 2007. The Company’s 2008 results included $21.2 million, or approximately $0.46 per share, of net non-recurring charges, including $19.5 million of hedge losses, $3.7 million of loss on investments, and $2.0 million of gain from debt extinguishment. 2007 results included $1.4 million, or $0.03 per share, of gain from debt extinguishment.

During December 2008, the Company agreed to repurchase $8.74 million of its convertible senior notes at a price of $3.27 million, plus accrued interest on the notes, or a 62.6% discount from the face amount of the notes. The repurchase of a total of $3.24 million of notes was closed in late December at a price of $1.18 million. The Company recorded a gain on extinguishment of debt of $2.0 million in the year ended December 31, 2008. The repurchase of the remaining $5.5 million was closed in early January 2009 at a price of $2.1 million. The Company expects to record a gain on extinguishment of debt in the quarter ended March 31, 2009, of $2.8 million, inclusive of the impact of a required change in accounting treatment for the convertible notes.

The 2008 hedge losses include the previously disclosed loss of approximately $18.1 million on closing the interest rate swap position the Company had in place during most of 2008 and another $1.4 million of hedge ineffectiveness the Company incurred on the swap during the year. The swap position was entered into to manage the Company’s exposure to interest rate movements for a planned long-term financing of assets currently financed on its term facility with Wachovia Bank. The position was closed because the swap ceased to be an effective hedge due to continued historic credit market dislocations and the associated declines in the 10-Year Treasury and other benchmark market interest rates. The Company will have no additional losses or gains from this swap and has no other open swap positions.

Fourth Quarter 2008 Results:

For the quarter ended December 31, 2008, the Company reported total revenues of $46.2 million, compared to $46.9 million in the comparable period in 2007. Net loss to common stockholders for the fourth quarter of 2008 was $(19.5) million, or $(0.41) per share, compared to net loss of $(905,000), or $(0.02) per share, in the comparable period of 2007. FFO for the fourth quarter of 2008 was $(6.1) million, compared to $12.5 million in the comparable period in 2007. On a per share basis, FFO for the 2008 period was $(0.13), compared to $0.28 per share in the comparable period in 2007. Fourth quarter 2008 results included $18.7 million, or approximately $0.39 per share, of net non-recurring charges, including $18.1 million of hedge losses, $2.6 million of investment losses and $2.0 million of gain from debt extinguishment.

Paul McDowell, Chairman and Chief Executive Officer, stated, “Despite current market conditions, CapLease has the same investment portfolio in place as we had at the beginning of 2008, it continues to perform and has long lease durations backed by high quality transparent credits. Over the past twelve months, we have transitioned our only near-term maturity into an up to three year term financing facility and lowered our overall debt by $64 million, including reducing outstanding borrowings to our term facility lender by about $44 million, or 20%. As evidenced by the convertible debt trades we executed at year-end, market conditions offer us the opportunity to reduce leverage at very favorable yields, and we expect to continue to pursue that strategy in 2009.”

Investment Portfolio and Balance Sheet:

At December 31, 2008, the Company’s portfolio before depreciation and amortization was approximately $2.1 billion, with 79% invested in owned properties. The weighted average underlying tenant credit rating on the Company’s entire portfolio is A- from Standard & Poor’s, with an average tenant rating on the owned property portfolio of A. Approximately 90% of the overall portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 94% of the owned property portfolio leased to investment grade tenants. The weighted average remaining lease term on the Company’s entire portfolio is approximately 10 years, including approximately 8 years on the owned property portfolio and approximately 18 years on the leases underlying the loan portfolio. Our loan portfolio is primarily comprised of seasoned fully amortizing first mortgage loans on properties leased to investment grade tenants.

At December 31, 2008, the Company’s assets included $1.7 billion in owned real property investments before depreciation and amortization, $286 million in loan investments, and $162 million in commercial mortgage-backed securities. The Company’s portfolio was financed with long-term fixed rate mortgages, a CDO and other secured term debt of $1.4 billion, and $189 million of up to three-year term floating rate borrowings.

CapLease has no short-term financing on any of its portfolio assets. In addition, 89% of our debt is fixed rate.

Dividends:

As previously announced, the Company did not declare a dividend on its common stock during the fourth quarter of 2008 due to prior compliance with the minimum REIT payout requirements. The Company expects its 2009 common stock dividend rate to be at least $0.20 per share, which is the Company’s projected taxable income for 2009, to be paid $0.05 per share quarterly. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

During the fourth quarter of 2008, the Company declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2009 Guidance:

CapLease expects full year 2009 FFO per share and earnings per share (EPS) to be in the range of $0.91 to $0.96, and $(0.16) to $(0.11), respectively. Our guidance reflects the new required accounting treatment for the interest expense associated with our convertible debt which is expected to add approximately $1.2 million, or $0.02 per share, of additional non-cash interest expense in 2009.

CapLease expects full year 2009 cash available for distribution (CAD) per share to be in the range of $0.96 to $1.01.

The Company’s guidance estimates assume no asset investment or disposition activity in 2009. Our guidance estimates also assume no gains or losses associated with debt extinguishment other than the convertible debt the Company repurchased in January, or asset sale activity, no capital raising activities, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s fourth quarter and full year 2008 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (866) 316-1369 or (913) 312-1375 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 p.m. (Eastern Time) today by dialing (888) 203-1112 or (719) 457-0820 for international participants and entering passcode 4186498. The replay will be available until midnight March 12, 2009.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash or non-recurring items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2008 and 2009, CAD has been adjusted to exclude the non-cash gain on debt extinguishment.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  the impact of any refinancing of or other amendment to our term financing facility;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three and twelve months ended December 31, 2008 and 2007 (Unaudited)
	For the Three Months Ended December 31		For the Twelve Months Ended December 31
(Amounts in thousands, except per share amounts)	2008	2007	2008	2007
Revenues:
Rental revenue	$34,456	$34,454	$137,832	$125,384
Interest income from loans and securities	8,523	9,151	35,054	35,400
Property expense recoveries	3,027	3,108	11,457	11,215
Other revenue	161	166	764	583
Total revenues	46,167	46,879	185,107	172,582
Expenses:
Interest expense	24,466	25,365	97,922	97,036
Property expenses	5,272	5,325	19,895	18,912
(Gain) loss on derivatives	18,078	85	19,496	(203)
Loss on investments	2,639	–	3,663	372
General and administrative expenses	2,649	2,317	11,671	10,673
General and administrative expenses-stock based compensation	296	489	1,978	1,621
Depreciation and amortization expense on real property	13,464	13,421	54,021	47,505
Loan processing expenses	108	78	314	306
Total expenses	66,972	47,080	208,960	176,222
Gain on extinguishment of debt	1,968	–	1,968	1,363
Loss before minority interest and taxes	(18,837)	(201)	(21,885)	(2,277)
Minority interest in consolidated entities	95	7	124	33
Loss from continuing operations	(18,742)	(194)	(21,761)	(2,244)
Loss from discontinued operations	–	–	–	(17)
Net loss	(18,742)	(194)	(21,761)	(2,261)
Dividends allocable to preferred shares	(711)	(711)	(2,844)	(2,844)
Net loss allocable to common stockholders	$(19,453)	$(905)	$(24,605)	$(5,105)

Earnings per share:
Net loss per common share, basic and diluted	$(0.41)	$(0.02)	$(0.54)	$(0.13)
Weighted average number of common shares outstanding, basic and diluted	47,385	44,499	45,526	40,739
Dividends declared per common share	$0.20	$0.20	$0.60	$0.80
Dividends declared per preferred share	$0.51	$0.51	$2.03	$2.03

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of December 31, 2008 and December 31, 2007

	December 31,
(Amounts in thousands, except share and per share amounts)	2008	2007
Assets
Real estate investments, net	$1,510,413	$1,563,570
Loans held for investment	285,779	269,293
Commercial mortgage-backed securities	161,842	198,187
Cash and cash equivalents	8,439	34,047
Asset held for sale	–	5,413
Structuring fees receivable	1,863	2,576
Other assets	77,333	85,183
Total Assets	$2,045,669	$2,158,269
Liabilities and Stockholders' Equity
Mortgages on real estate investments	$972,324	$983,770
Collateralized debt obligations	268,265	268,227
Repurchase agreement obligations	–	232,869
Credit facility	189,262	–
Secured term loan	123,719	129,521
Convertible senior notes	71,760	75,000
Other long-term debt	30,930	30,930
Total debt obligations	1,656,260	1,720,317
Intangible liabilities on real estate investments	49,277	51,811
Accounts payable, accrued expenses and other liabilities	19,880	24,232
Dividends and distributions payable	711	9,634
Total Liabilities	1,726,128	1,805,994
Minority interest	1,341	2,616
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 1,400,000 shares issued and outstanding	33,657	33,657
Common stock, $0.01 par value, 500,000,000 shares authorized, 47,391,790 and 44,350,330 shares issued and outstanding, respectively	474	444
Additional paid in capital	312,187	341,578
Accumulated other comprehensive (loss)	(28,118)	(26,020)
Total Stockholders' Equity	318,200	349,659
Total Liabilities and Stockholders' Equity	$2,045,669	$2,158,269

CapLease, Inc. and Subsidiaries Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited) For the three and twelve months ended December 31, 2008 and 2007

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
(Amounts in thousands, except per share amounts)	2008	2007	2008	2007
Net loss allocable to common stockholders	$(19,453)	$(905)	$(24,605)	$(5,105)
Add (deduct):
Minority interest–OP units	(95)	(7)	(124)	(33)
Depreciation and amortization expense on real property	13,464	13,421	54,021	47,505
Funds from operations	(6,084)	12,509	29,292	42,367
Add (deduct):
Straight-lining of rents	(9,920)	(10,505)	(6,145)	(13,756)
General and administrative expenses-stock based compensation	296	489	1,978	1,621
Amortization of above and below market leases	359	359	1,436	742
Non-cash interest income and expenses	567	38	1,544	61
Routine capital expenditures on real estate investments	(23)	(19)	(113)	(355)
Fees paid in connection with bridge-debt financing	–	–	–	2,632
Gain on extinguishment of debt	(1,968)	–	(1,968)	(1,363)
Cash available for distribution	$(16,773)	$2,871	$26,024	$31,949

Weighted average number of common shares oustanding, basic and diluted	47,385	44,499	45,526	40,739
Weighted average number of OP units outstanding	156	263	230	263
Weighted average number of common shares and OP units outstanding, diluted	47,541	44,762	45,756	41,002
Net loss per common share, basic and diluted	$(0.41)	$(0.02)	$(0.54)	$(0.13)
Funds from operations per share	$(0.13)	$0.28	$0.64	$1.03
Cash available for distribution per share	$(0.35)	$0.06	$0.57	$0.78

CapLease, Inc. and Subsidiaries Estimated Net Income (Loss) and Cash Available for Distribution (unaudited) For the fiscal year ending December 31, 2009

	January 1, 2009 -	December 31, 2009
	Low End	High End
(in thousands, except per share amounts)	Range	Range
Net income (loss) allocable to common stockholders	$(7,700)	$(5,200)
Add (deduct):
Depreciation and amortization expense on real property	52,000	52,000
Straight-lining of rents	(1,700)	(1,700)
General and administrative expenses-stock based compensation	2,500	2,500
Amortization of above and below market leases	1,400	1,400
Impact of non-cash interest income and expense items	3,300	3,300
Routine capital expenditures on real estate investments	(800)	(800)
Gain on extinguishment of debt	(2,800)	(2,800)
Cash available for distribution	$46,200	$48,700

Weighted average common shares outstanding-estimate for the year 2009	48,226	48,226
OP units outstanding as of February 28, 2009	145	145
Weighted average common shares and OP units outstanding-estimate for the year 2009	48,371	48,371

Net income (loss) per common share, basic and diluted	$(0.16)	$(0.11)
Cash available for distribution per share	$0.96	$1.01

CONTACT:
Investor Relations/Media:
ICR, Inc.
Brad Cohen, 212-217-6393
bcohen@icrinc.com